EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a statement on Schedule 13D (including amendments thereto) with regard to the common stock of Rubio’s Restaurant, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of August 14, 2006.

Alex Meruelo Living Trust
By:	/s/ Alex Meruelo
Alex Meruelo, Trustee

By:	/s/ Alex Meruelo
Alex Meruelo

By:	/s/ Luis Armona
Luis Armona